Exhibit 2.1


                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                        FRANKLIN STREET PROPERTIES CORP.

                                 (THE "COMPANY")

                                       AND

                THE ENTITIES LISTED ON THE SIGNATURE PAGES HERETO


                                January 14, 2003

                                TABLE OF CONTENTS


RECITALS ..................................................................  1

ARTICLE 1  THE MERGERS ....................................................  1
  1.1  The Mergers ........................................................  1
  1.2  The Closing ........................................................  2
  1.3  Effective Time .....................................................  2

ARTICLE 2  MERGER CONSIDERATION ...........................................  2
  2.1  Cancellation of Target Stock .......................................  2
  2.2  Merger Consideration ...............................................  2

ARTICLE 3  REPRESENTATIONS AND WARRANTIES OF THE COMPANY ..................  2
  3.1  Due Organization; Authority ........................................  3
  3.2  Authorization; Validity; Effect of Agreement .......................  3
  3.3  Capitalization .....................................................  3
  3.4  No Violation .......................................................  3
  3.5  FSP Investments LLC; Due Organization ..............................  4
  3.6  Financial Statements ...............................................  4
  3.7  SEC Documents ......................................................  5
  3.8  Litigation .........................................................  5
  3.9  Taxes ..............................................................  5
  3.10  Full Disclosure ...................................................  6

ARTICLE 4  REPRESENTATIONS AND WARRANTIES OF THE TARGET REITS .............  7
  4.1  Due Organization; Authority ........................................  7
  4.2  Authorization; Validity; Effect of Agreement .......................  7
  4.3  Financial Statements ...............................................  8
  4.4  Contracts and Commitments ..........................................  8
  4.5  No Violation .......................................................  8
  4.6  Litigation .........................................................  9
  4.7  Title to Assets ....................................................  9
  4.8  Real Property ...................................................... 10
  4.9  Real Property Leases ............................................... 11
  4.10  Compliance with Laws; Permits; Environmental Matters .............. 12
  4.11  Taxes ............................................................. 13
  4.12  Full Disclosure ................................................... 14

ARTICLE 5  COVENANTS ...................................................... 14
  5.1  Conduct of Business ................................................ 14
  5.2  Other Actions ...................................................... 15
  5.3  Approval of Company Stockholders and Target REIT Stockholders ...... 15
  5.4  Consents and Approvals ............................................. 15

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ARTICLE 6  CONDITIONS TO EACH PARTY'S OBLIGATIONS TO EFFECT THE MERGERS ... 16

ARTICLE 7  TERMINATION AND WAIVER ......................................... 17
  7.1  Termination ........................................................ 17
  7.2  Effect of Termination .............................................. 17
  7.3  Extension; Waiver .................................................. 18
  7.4  No Survival of Representations and Warranties ...................... 18

ARTICLE 8  MISCELLANEOUS .................................................. 18
  8.1  Assignment ......................................................... 18
  8.2  Risk of Loss ....................................................... 18
  8.3  Fees and Expenses .................................................. 18
  8.4  Entire Agreement; Modifications; Amendments ........................ 19
  8.5  Notices ............................................................ 19
  8.6  Interpretation ..................................................... 20
  8.7  Captions ........................................................... 20
  8.8  Counterparts ....................................................... 20
  8.9  Binding Effect ..................................................... 20
  8.10  Attorneys' Fees ................................................... 20
  8.11  No Waiver; Severability ........................................... 21
  8.12  No Joint and Several Liability .................................... 21
  8.13  Applicable Law .................................................... 21

Exhibit A--List of Properties
Exhibit B--Merger Consideration
Exhibit C--Tax Representations
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                          AGREEMENT AND PLAN OF MERGER

            This AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of January 14, 2003 by and among Franklin Street Properties Corp. (the "Company"), a Maryland corporation, and the other corporations, each a Delaware corporation (each, a "Target REIT" and, collectively, the "Target REITs"), listed on the signature pages hereto.

                                    RECITALS

            WHEREAS, the Target REITs are the owners of certain real properties listed on Exhibit A hereto (each such property, including any buildings, structures or other improvements situated thereon, a "Property" and, collectively, the "Properties");

            WHEREAS, the board of directors of the Company (the "Company Board") and the board of the directors of each of the Target REITs (such boards of directors, collectively, the "Target Boards of Directors") believe that it is in the best interests of the Company and each of the Target REITs, respectively, and their respective stockholders, to consummate, and have approved, the business combination transaction provided for herein, pursuant to which each Target REIT will be merged with and into the Company, with the Company continuing as the surviving entity (each such transaction, a "Merger" and, collectively, the "Mergers");

            WHEREAS, the Company Board and the Target Boards of Directors have agreed to effect the transactions provided for herein upon the terms and subject to the conditions set forth herein;

            WHEREAS, the Company and the Target REITs desire to make certain representations, warranties and agreements in connection with the Mergers.

            NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE 1   THE MERGERS

      1.1 The Mergers. Subject to the terms and conditions of this Agreement, at the Effective Time (as hereinafter defined), each Target REIT will be merged with and into the Company in accordance with the applicable provisions of the Maryland General Corporation Law ("MGCL") and the Delaware General Corporation Law ("DGCL"), and the separate existence of each Target REIT shall thereupon cease. The Company shall continue as the surviving entity of the Mergers.


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      1.2 The Closing. Subject to the terms and conditions of this Agreement, the closing of the Mergers (the "Closing") shall take place at the offices of Hale and Dorr LLP, 60 State Street, Boston, Massachusetts at 9:00 a.m., local time, on April 1, 2003 or at such other time and date following the day on which the last of the conditions set forth in Article 6 shall be fulfilled or waived in accordance herewith as the parties hereto may agree. The holders of preferred stock in the Target REITs ("Target Stock") are hereinafter referred to as the "Target REIT Stockholders." The holders of common stock of the Company, $0.0001 par value per share ("Common Stock"), are hereinafter referred to as the "Company Stockholders." The date on which the Closing occurs is hereinafter referred to as the "Closing Date." After giving effect to the Mergers, the Company is hereinafter referred to as the "Combined Company."

      1.3 Effective Time. If all of the conditions to a particular Merger set forth in Article 6 shall have been fulfilled or waived in accordance herewith with respect to the Company and the applicable Target REIT and this Agreement shall not have been terminated as provided in Article 7 or Section 8.2(b), the parties hereto shall promptly cause to be properly executed, verified and delivered for filing on the Closing Date a certificate of merger satisfying the requirements of the MGCL and the DGCL for such Merger (a "Certificate of Merger"). A Merger shall become effective upon the acceptance for record of its Certificate of Merger by (i) the State Department of Assessments and Taxation of the State of Maryland in accordance with the MGCL and (ii) the Secretary of State of the State of Delaware in accordance with the DGCL or at such later time upon which the parties hereto shall have agreed and designated in such filing in accordance with applicable law as the effective time of the Mergers (the "Effective Time").

ARTICLE 2   MERGER CONSIDERATION

      2.1 Cancellation of Target Stock. As a result of the Mergers and without any action on the part of the Target REIT Stockholders, all Target Stock in each Target REIT with respect to which a Merger has become effective shall cease to be outstanding, shall be canceled and retired and shall cease to exist and each Target REIT Stockholder shall thereafter cease to have any rights with respect to such Target Stock.

      2.2 Merger Consideration. At the Effective Time, by virtue of the Mergers and without any further action by the Company or any Target REIT, each Target REIT Stockholder in each Target REIT with respect to which a Merger has become effective shall receive for each share (or fraction thereof) of Target Stock such Target REIT Stockholder holds of record, that number of shares of Common Stock in the Combined Company set forth on Exhibit B attached hereto opposite the name of the applicable Target REIT or Target REITs (the "Merger Consideration").

ARTICLE 3   REPRESENTATIONS AND WARRANTIES OF THE COMPANY

      The Company represents and warrants to the Target REITs that the statements contained in this Article 3 are true and correct, except as set forth


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in the disclosure schedule delivered at or prior to the execution hereof to each of the Target REITs (the "Company Disclosure Schedule"). The Company Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and letter paragraphs contained in this Article 3, and the disclosures in any paragraph of the Company Disclosure Schedule shall also be deemed to qualify all other paragraphs in this Article 3.

      3.1 Due Organization; Authority.

            (a) The Company is a corporation duly organized and validly existing under the laws of the State of Maryland. The Company (i) has the authority to conduct its business as currently conducted and to own and operate the properties that it now owns and operates, and (ii) is duly licensed or qualified to do business in, and is in good standing under the laws of, all jurisdictions in which the transaction of its business makes such qualification necessary, except where the failure to be so licensed or qualified would not reasonably be expected to have a material adverse effect on the business, assets, prospects, results of operations or financial condition of the Company (a "Company Material Adverse Effect").

            (b) The Company has provided each Target REIT with a true and complete copy of its articles of incorporation and bylaws, each as amended to date.

      3.2 Authorization; Validity; Effect of Agreement. The Company has all requisite power, authority and legal right to enter into this Agreement and to consummate the Mergers. The execution and delivery of this Agreement by the Company and, subject to the approval of this Agreement by the Company Stockholders, the consummation by the Company of the Mergers have been duly authorized by all necessary corporate action on the part of the Company, and this Agreement is a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

      3.3 Capitalization. The authorized capital stock of the Company consists of 180,000,000 shares of Common Stock of which approximately 24,630,247 shares are issued and outstanding as of the date hereof and 20,000,000 shares of preferred stock, $0.0001 par value per share, of which no shares are issued and outstanding as of the date hereof. Immediately following the consummation of the Mergers, approximately 49,630,338 shares of Common Stock will be issued and outstanding and no shares of preferred stock will be issued and outstanding.

      3.4 No Violation.

            (a) Neither the execution and delivery by the Company of this Agreement, nor the consummation by the Company of the Mergers and compliance by the Company with the provisions hereof, will: (i) conflict with or violate any provision of the Company's articles of organization or bylaws, each as amended to date; (ii) require on the part of the Company or any Subsidiary (as defined below) any consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority, except (x) the


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filing of the Certificates of Merger or (y) where the failure to obtain any such consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority would not reasonably be expected to have a Company Material Adverse Effect and would not adversely affect the consummation of the transactions contemplated hereby; (iii) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract or instrument to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary is bound or to which any of their assets is subject, except for (A) any conflict, breach, default, acceleration, termination, modification or cancellation which would not have a Company Material Adverse Effect and would not adversely affect the consummation of the transactions contemplated hereby or (B) any notice, consent or waiver the absence of which would not have a Company Material Adverse Effect and would not adversely affect the consummation of the transactions contemplated hereby; (iv) result in the imposition of any mortgage, pledge, security interest, encumbrance, charge or other lien (whether arising by contract or by operation of law) upon any property or assets of the Company or any Subsidiary; or (v) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any Subsidiary or any of their properties or assets. For purposes of this Agreement, "Subsidiary" shall mean any corporation, partnership, trust, limited liability company or other non-corporate business enterprise in which the Company holds stock or other ownership interests representing more than 50% of the voting power of all outstanding stock or ownership interests of such entity.

            (b) Except as expressly contemplated by this Agreement, no other action is required to be taken by the Company to permit the execution, delivery and performance of (i) this Agreement, (ii) all other documents and certificates expressly contemplated hereby, and (iii) the Mergers, and no consent or approval of any third party or governmental authority is or was required or appropriate in connection with the execution of this Agreement, or to consummate the transactions expressly contemplated hereunder, except such as have been obtained or will be obtained prior to the Closing.

            3.5 FSP Investments LLC; Due Organization. FSP Investments LLC ("FSP Investments") is a limited liability company duly organized and validly existing under the laws of the Commonwealth of Massachusetts. FSP Investments is duly registered with the Securities and Exchange Commission (the "SEC") as a broker/dealer pursuant to Section 15 of the Securities Exchange Act of 1934, as amended.

      3.6 Financial Statements.

            (a) The Company has previously delivered to each of the Target REITs the following financial statements (collectively, the "Company Financial Statements"): (i) consolidated statements of income for the nine months ended September 30, 2002 (unaudited), (ii) consolidated statements of cash flows for the nine months ended September 30, 2002 (unaudited) and (iii) the consolidated balance sheet as of September 30, 2002 (unaudited) (the "Company Balance


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Sheet"). The Company Financial Statements have been prepared in accordance with generally accepted auditing principals ("GAAP"), applied on a basis consistent with prior periods (except as otherwise noted therein), and present fairly the financial position and results of operations of the Company as of their respective dates and for the periods presented therein (subject, in the case of unaudited interim financial statements, to normal year-end adjustments).

            (b) The Company has no liability of any nature, whether known or unknown, accrued or unaccrued, absolute or contingent, asserted or unasserted, except liabilities (i) stated or adequately reserved against on the Company Balance Sheet or the notes thereto, (ii) incurred in the ordinary course of business and not required under GAAP to be reflected on the Company Balance Sheet, (iii) incurred after the date of the Company Balance Sheet in the ordinary course of business consistent with the terms of this Agreement or (iv) which would not reasonably be expected to have a Company Material Adverse Effect.

      3.7 SEC Documents. The Company has filed all SEC Documents (as defined below) on a timely basis. All of the SEC Documents (other than preliminary materials) as of their respective filing dates, complied in all material respects with all applicable requirements of the Securities Act of 1933, as amended and the Securities Exchange Act of 1934, as amended and, in each case, the rules and regulations promulgated thereunder applicable to such SEC Documents. None of the SEC Documents, at the time of filing contained any untrue statements of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent such statements have been modified or superseded by later SEC Documents filed and publicly available. As used herein, "SEC Documents" shall mean all reports, schedules, forms, statements and other documents required to be filed by the Company with the Securities and Exchange Commission on or after January 1, 2002 and prior to the date hereof.

      3.8 Litigation. There are (i) no continuing orders, injunctions or decrees of any court, arbitrator or governmental authority to which the Company is a party or by which it is bound or, to the knowledge of the Company, to which any of its directors, officers, employees or agents, in such capacity, is a party or, to the knowledge of the Company, by which any of them is bound, and (ii) no actions, suits, investigations or proceedings pending against the Company, or, to the knowledge of the Company, against any of its directors, officers, employees or agents, in such capacity, or, to the knowledge of the Company, threatened against the Company or any of its directors, officers, employees or agents, in such capacity, at law or in equity, or before or by any federal, state or local commission, board, bureau, agency or instrumentality that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.


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      3.9 Taxes.

            (a) The Company has paid, caused to be paid or accrued all federal, state, local, foreign and other taxes, including without limitation, income taxes, estimated taxes, alternative minimum taxes, excise taxes, sales taxes, use taxes, value-added taxes, gross receipt taxes, franchise taxes, capital stock taxes, employment and payroll-related taxes, withholding taxes, stamp taxes, transfer taxes, windfall profit taxes, property taxes and environmental taxes, whether or not measured in whole or in part by net income, and all deficiencies, or other additions to tax, interest, fines and penalties (collectively, "Taxes"), required to be paid or accrued by it through the date hereof;

            (b) The Company has timely filed all federal, state, local and foreign tax returns required to be filed by it through the date hereof, and all such returns completely and accurately set forth the amount of any Taxes relating to the applicable period;

            (c) The Company has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other party;

            (d) For all periods from its inception, the Company has qualified to be treated as a "real estate investment trust company" (a "REIT") within the meaning of Sections 856-860 of the Internal Revenue Code of 1986, as amended (the "Code"). For the periods described in the preceding sentence, the Company has met all requirements necessary to be treated as a REIT for purposes of the income tax provisions of those states in which the Company is subject to income tax and which provide for the taxation of a REIT in a manner similar to the treatment of REITs under Sections 856-860 of the Code.

            (e) Neither the Internal Revenue Service (the "IRS") nor any other governmental authority is now asserting by written notice to the Company or, to the knowledge of the Company, threatening to assert against the Company any deficiency or claim for additional Taxes. There is no dispute or claim concerning any tax liability of the Company either claimed or raised in writing by the IRS. There is no dispute or claim of a material nature concerning any tax liability of the Company either claimed or raised in writing by any governmental authority other than the IRS, or, to the knowledge of the Company, which may be claimed or raised by any federal or state governmental authority. No written claim has ever been made by a taxing authority in a jurisdiction where the Company does not file reports and returns asserting that the Company is or may be subject to taxation by that jurisdiction.

      3.10 Full Disclosure. The representations of the Company contained in this Agreement do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements made herein not misleading, and none of the information supplied or to be supplied by the Company for inclusion in the Proxy Statement to be distributed to Company Stockholders (the "Proxy Statement") or in the Consent Solicitation/Offering Memorandum to be distributed to Target REIT Stockholders, each pursuant to
Section 5.3 hereof (the "Consent Solicitation/Offering Memorandum") contains any


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untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Closing Date any event relating to the Company should occur that is required to be described in an amendment of or supplement to the Proxy Statement or the Consent Solicitation/Offering Memorandum, as the case may be, the Company shall, in the case of the Proxy Statement, prepare, file and disseminate such amendment or supplement and, in the case of the Consent Solicitation/Offering Memorandum, shall, together with the Target REITS, prepare and disseminate such amendment or supplement.

ARTICLE 4   REPRESENTATIONS AND WARRANTIES OF THE TARGET REITS

            Each of the Target REITs individually represents and warrants to the Company that the statements contained in this Article 4 are true and correct as to itself, except as set forth in the disclosure schedules delivered at or prior to the execution hereof by each of the Target REITs to the Company (each, a "Target REIT Disclosure Schedule" and, collectively, the "Target REITs Disclosure Schedules"). Each Target REIT Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and letter paragraphs contained in this Article 4, and the disclosures in any paragraph of any Target REIT Disclosure Schedule shall also be deemed to qualify all other paragraphs in this
Article 4 with respect to that Target REIT.

      4.1 Due Organization; Authority.

            (a) The Target REIT is a corporation duly organized and validly existing under the laws of the State of Delaware. The Target REIT (i) has the authority to conduct its business as currently conducted and to own and operate the properties that it now owns and operates, and (ii) is duly licensed or qualified to do business in, and is in good standing under the laws of, all jurisdictions in which the transaction of its business makes such qualification necessary, except where the failure to be so licensed or qualified would not reasonably be expected to have a material adverse effect on the business, assets, prospects, results of operations or financial condition of the Target REIT (a "Target REIT Material Adverse Effect").

            (b) The Target REIT has provided the Company and each other Target REIT with a true and complete copy of its certificate of incorporation and bylaws, each as amended to date.

      4.2 Authorization; Validity; Effect of Agreement.

            (a) The Target REIT has all requisite power, authority and legal right to enter into this Agreement and to consummate the Mergers. The execution and delivery of this Agreement by the Target REIT and, subject to the approval of this Agreement by its Target REIT Stockholders, the consummation by the Target REIT of its Merger have been duly authorized by all necessary corporate action on the part of the Target REIT, and this Agreement is a legal, valid and binding obligation of the Target REIT, enforceable against the Target REIT in accordance with its terms.


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      4.3 Financial Statements.

            (a) The Target REIT has previously delivered to the Company the following financial statements (collectively, the "Target REIT Financial Statements"): (i) statement of income from date of inception through December 31, 2001 (audited); (ii) statement of cash flows from date of inception through December 31, 2001 (audited), (iii) a statement of income for the nine months ended September 30, 2002 (unaudited), (iv) a statement of cash flows for the nine months ended September 30, 2002 and (v) a balance sheet for the nine months ended September 30, 2002 (unaudited) (the "Target REIT Balance Sheet"), except that the Target REIT Financial Statements for FSP Timberlake East Corp., FSP Merrywood Apartments Corp., FSP Plaza Ridge I Corp. and FSP Park Ten Corp. consist solely of those financial statements identified in clauses (iii), (iv) and (v) above. The Target REIT Financial Statements have been prepared in accordance with GAAP, applied on a basis consistent with prior periods (except as otherwise noted therein), and present fairly the financial position and results of operations of the Target REIT as of their respective dates and for the periods presented therein (subject, in the case of unaudited interim financial statements, to normal year-end adjustments).

            (b) The Target REIT has no liability of any nature, whether known or unknown, accrued or unaccrued, absolute or contingent, asserted or unasserted, except liabilities (i) stated or adequately reserved against on the Target REIT Balance Sheet or the notes thereto, (ii) incurred in the ordinary course of business and not required under GAAP to be reflected on the Target REIT Balance Sheet, (iii) incurred after the date of the Target REIT Balance Sheet in the ordinary course of business consistent with the terms of this Agreement or (iv) which would not reasonably be expected to have a Target REIT Material Adverse Effect.

      4.4 Contracts and Commitments. The Target REIT has delivered to the Company a correct and complete copy of each contract to which the Target REIT is a party that is material to the Target REIT (each a "Target REIT Material Contract"). Each Target REIT Material Contract is in full force and effect and neither the Target REIT nor, to the knowledge of the Target REIT, the other party thereto is in breach or default thereunder, other than breaches or defaults which would not, individually or in the aggregate, reasonably be expected to have a Target REIT Material Adverse Effect.

      4.5 No Violation.

            (a) Neither the execution and delivery by the Target REIT of this Agreement, nor the consummation by the Target REIT of its Merger and compliance by the Target REIT with the provisions hereof, will: (i) conflict with or violate any provision of its certificate of incorporation or bylaws; (ii) require on the part of the Target REIT any consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority, except (x) the filing of the Certificates of Merger or (y) where the failure to obtain any such consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority would not reasonably be expected to have a Target REIT Material


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Adverse Effect and would not adversely affect the consummation of the transactions contemplated hereby; (iii) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract or instrument to which the Target REIT is a party or by which the Target REIT is bound or to which any of its assets is subject, except for (A) any conflict, breach, default, acceleration, termination, modification or cancellation which would not have a Target REIT Material Adverse Effect and would not adversely affect the consummation of the transactions contemplated hereby or (B) any notice, consent or waiver the absence of which would not have a Target REIT Material Adverse Effect and would not adversely affect the consummation of the transactions contemplated hereby; (iv) result in the imposition of any mortgage, pledge, security interest, encumbrance, charge or other lien (whether arising by contract or by operation of law) upon any property or assets of the Target REIT; or (v) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Target REIT or any of its properties or assets.

            (b) Except as expressly contemplated by this Agreement, no other action is required to be taken by the Target REIT to permit the execution, delivery and performance of (i) this Agreement, (ii) all other documents and certificates expressly contemplated hereby, and (iii) the Mergers, and no consent or approval of any third party or governmental authority is or was required or appropriate in connection with the execution of this Agreement, or to consummate the transactions expressly contemplated hereunder, except such as have been obtained or will be obtained prior to the Closing.

      4.6 Litigation. There are (i) no continuing orders, injunctions or decrees of any court, arbitrator or governmental authority to which the Target REIT is a party or by which it is bound or, to the knowledge of the Target REIT, to which any of its directors, officers, employees or agents, in such capacity, is a party or, to the knowledge of the Target REIT, by which any of them is bound, and (ii) no actions, suits, investigations or proceedings pending against the Target REIT, or, to the knowledge of the Target REIT, against any of its directors, officers, employees or agents, in such capacity, or, to the knowledge of the Target REIT, threatened against the Target REIT or any of its directors, officers, employees or agents, in such capacity, at law or in equity, or before or by any federal, state or local commission, board, bureau, agency or instrumentality that would, individually or in the aggregate, reasonably be expected to have a Target REIT Material Adverse Effect.

      4.7 Title to Assets.

            (a) The Target REIT has good and marketable title to the assets reflected in the most recent Target REIT Balance Sheet and will hold good and marketable title to such assets, and any assets acquired by the Target REIT prior to the Effective Time, except for assets disposed of in the ordinary course of business (which assets do not include the Property) and except as the


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failure of the Target REIT to have such good and marketable title is not, in the aggregate, material to the Target REIT. The assets reflected on the Target REIT Balance Sheet include the Property. Except as otherwise disclosed in the Target REIT Balance Sheet or related notes accompanying it, all the assets referred to in the preceding sentence are owned free and clear of any and all material adverse claims, security interests, charges or other encumbrances or restrictions of every nature, except liens for current taxes not yet due and payable or landlords' liens as provided for in the relevant leases, or by applicable law.

      4.8 Real Property.

            With respect to each parcel of Property owned by the Target REIT:

            (a) the Target REIT has good and clear record and marketable title to such parcel, insurable by a recognized national title insurance company at standard rates, free and clear of any security interest, easement, covenant or other restriction, except for recorded easements, covenants and other restrictions which do not impair the uses, occupancy or value of such parcel as an apartment complex, office building or warehouse/distribution center, as the case may be (the "Intended Uses");

            (b) there are no (i) pending or, to the knowledge of the Target REIT, threatened condemnation proceedings relating to such parcel, (ii) pending or, to the knowledge of the Target REIT, threatened litigation or administrative actions relating to such parcel, or (iii) other matters affecting adversely the Intended Uses, occupancy or value thereof;

            (c) the legal description for such parcel contained in the deed thereof describes such parcel fully and adequately; the buildings and improvements may be used as of right under applicable zoning and land use laws for the Intended Uses, and such buildings and improvements are located within the boundary lines of the described parcels of land, are not in violation of setback requirements applicable to them, zoning laws and ordinances and do not encroach on any easement which may burden the land; the land does not serve any adjoining property for any purpose inconsistent with the use of the land; and such parcel is not located within any flood plain or subject to any similar type restriction for which any permits or licenses necessary to the use thereof have not been obtained;

            (d) there are no leases, subleases, licenses or agreements, written or oral, granting to any party or parties (other than the Target REIT and those tenants under leases described in Section 4.9) the right of use or occupancy of any portion of such parcel, except for leases, subleases, licenses or agreements which do not impair the Intended Uses;

            (e) there are no outstanding options or rights of first refusal to purchase such parcel, or any portion thereof or interest therein;

            (f) all facilities located on such parcel are supplied with utilities and other services necessary for the operation of such facilities, including gas, electricity, water, telephone, sanitary sewer and storm sewer, all of which services are adequate for the Intended Uses and in accordance with all applicable laws, ordinances, rules and regulations and are provided via public roads or via permanent, irrevocable, appurtenant easements benefiting such parcel;

            (g) such parcel abuts on and has direct vehicular access to a public road or access to a public road via a permanent, irrevocable, appurtenant easement benefiting such parcel;

            (h) the Target REIT has received no notice of any, and, to the knowledge of the Target REIT, there is no, proposed or pending proceeding to change or redefine the zoning classification of all or any portion of the parcels;

            (i) the improvements constructed on the parcels are in good condition and proper order, free of material roof leaks, untreated insect infestation, and material construction defects, and all mechanical and utility systems servicing such improvements are in good condition and proper working order, free of material defects; and

            (j) each parcel is an independent unit which does not rely on any facilities (other than the facilities of public utility and water companies or facilities as to which a permanent, irrevocable appurtenant easement exists benefiting such parcel granting the use of such facilities) located on any other property (i) to fulfill any zoning, building code or other municipal or governmental requirement, (ii) for structural support or the furnishing of any essential building systems or utilities, including, but not limited to electric, plumbing, mechanical, heating, ventilating, and air conditioning systems, or
(iii) to fulfill the requirements of any lease. No building or other improvement not included in the parcels relies on any part of the parcels to fulfill any zoning, building code or other municipal or governmental requirement or for structural support or the furnishing of any essential building systems or utilities except with respect to utility or storm water facilities pursuant to recorded easement agreements or declarations of common easements the use of which do not impair the Intended Uses. Each of the parcels is assessed by local property assessors as a tax parcel or parcels separate from all other tax parcels.

      4.9 Real Property Leases. The Target REIT has delivered to the Company complete and accurate copies of the leases and subleases (as amended to date) of its Property. With respect to each such lease and sublease:

            (a) the lease or sublease is legal, valid, binding, enforceable and in full force and effect;

            (b) the lease or sublease will continue to be legal, valid, binding, enforceable and in full force and effect immediately following the Effective Time in accordance with the terms thereof as in effect immediately prior to the Effective Time;

            (c) neither the Target REIT nor, to the knowledge of the Target REIT, any other party, is in breach or violation of, or default under, any such lease or sublease, and no event has occurred, is pending or, to the knowledge of the Target REIT, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by the Target REIT or, to the knowledge of the Target REIT, any other party under such lease or sublease;

            (d) the Target REIT has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or sublease hold; and

            (e) the Target REIT is not aware of any Security Interest, easement, covenant or other restriction applicable to the real property subject to such lease, except for recorded easements, covenants and other restrictions which do not materially impair the current uses or the occupancy by the Target REIT of the property subject thereto.

      4.10 Compliance with Laws; Permits; Environmental Matters.

            (a) The Target REIT has complied with all applicable Environmental Laws (as defined below), except for violations of Environmental Laws that do not and will not, individually or in the aggregate, have a Target REIT Material Adverse Effect. There is no pending or, to the knowledge of the Target REIT, threatened civil or criminal litigation, written notice of violation, formal administrative proceeding, or investigation, inquiry or information request by any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority or agency (a "Governmental Entity"), relating to any Environmental Law involving the Target REIT, except for litigation, notices of violations, formal administrative proceedings or investigations, inquiries or information requests that will not, individually or in the aggregate, have a Target REIT Material Adverse Effect. For purposes of this Agreement, "Environmental Law" means any federal, state or local law, statute, rule or regulation or the common law relating to the environment or occupational health and safety, including without limitation any statute, regulation, administrative decision or order pertaining to (i) treatment, storage, disposal, generation and transportation of industrial, toxic or hazardous materials or substances or solid or hazardous waste; (ii) air, water and noise pollution; (iii) groundwater and soil contamination; (iv) the release or threatened release into the environment of industrial, toxic or hazardous materials or substances, or solid or hazardous waste, including without limitation emissions, discharges, injections, spills, escapes or dumping of pollutants, contaminants or chemicals; (v) the protection of wild life, marine life and wetlands, including without limitation all endangered and threatened species; (vi) storage tanks, vessels, containers, abandoned or discarded barrels, and other closed receptacles; (vii) health and safety of employees and other persons; and (viii) manufacturing, processing, using, distributing, treating, storing, disposing, transporting or handling of materials regulated under any law as pollutants, contaminants, toxic or hazardous materials or substances or oil or petroleum products or solid or hazardous waste. As used above, the terms "release" and "environment" shall have the meaning set forth in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA").

            (b) There have been no releases in violation of Environmental Laws of any Materials of Environmental Concern (as defined below) into the environment at any parcel of real property or any facility formerly or currently owned, operated or controlled by the Target REIT. With respect to any such releases of Materials of Environmental Concern, the Target REIT has given all required notices to Governmental Entities (copies of which have been provided to the Company). The Target REIT is not aware of any releases of Materials of Environmental Concern at parcels of real property or facilities other than those owned, operated or controlled by the Target REIT that could reasonably be expected to have an impact on the real property or facilities owned, operated or controlled by the Target REIT. For purposes of this Agreement, "Materials of Environmental Concern" means any chemicals, pollutants or contaminants, hazardous substances (as such term is defined under CERCLA), solid wastes and hazardous wastes (as such terms are defined under the Resource Conservation and Recovery Act), toxic materials, oil or petroleum and petroleum products or any other material subject to regulation under any Environmental Law.

            (c) A complete and accurate copy of all documents (whether in hard copy or electronic form) that contain any environmental reports, investigations and audits relating to premises currently or previously owned or operated by the Target REIT (whether conducted by or on behalf of the Target REIT or a third party, and whether done at the initiative of the Target REIT or directed by a Governmental Entity or other third party) which were issued or conducted during the past five years and which the Target REIT has possession of or access to has been provided to the Company.

            (d) The Target REIT is not aware of any material environmental liability of any solid or hazardous waste transporter or treatment, storage or disposal facility that has been used by the Target REIT.

      4.11 Taxes.

            (a) The Target REIT has paid, caused to be paid or accrued all federal, state, local, foreign and other Taxes, required to be paid or accrued by it through the date hereof;

            (b) The Target REIT has timely filed all federal, state, local and foreign tax returns required to be filed by it through the date hereof, and all such returns completely and accurately set forth the amount of any Taxes relating to the applicable period;

            (c) The Target REIT has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other party;

            (d) For all periods since its inception, the Target REIT has qualified to be treated as a REIT within the meaning of Sections 856-860 of the Code. For the periods described in the preceding sentence, the Target REIT has met all requirements necessary to be treated as a REIT for purposes of the income tax provisions of those states in which the Target REIT is subject to income tax and which provide for the taxation of a REIT in a manner similar to the treatment of REITs under Sections 856-860 of the Code.

            (e) Neither the IRS nor any other governmental authority is now asserting by written notice to the Target REIT or, to the knowledge of the Target REIT, threatening to assert against the Target REIT any deficiency or claim for additional Taxes. There is no dispute or claim concerning any tax liability of the Target REIT either claimed or raised in writing by the IRS. There is no dispute or claim of a material nature concerning any tax liability of the Target REIT either claimed or raised in writing by any governmental authority other than the IRS, or, to the knowledge of the Target REIT, which may be claimed or raised by any federal or state governmental authority. No written claim has ever been made by a taxing authority in a jurisdiction where the Target REIT does not file reports and returns asserting that the Target REIT is or may be subject to taxation by that jurisdiction.

            (f) Each of the representations set forth in Exhibit C is true, accurate and complete.

      4.12 Full Disclosure. The representations of the Target REIT contained in this Agreement do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements made herein not misleading, and none of the information supplied or to be supplied by the Target REIT for inclusion in the Proxy Statement or the Consent Solicitation/Offering Memorandum contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Closing Date any event relating to the Target REIT should occur that is required to be described in an amendment of or supplement to the Proxy Statement or the Consent Solicitation/Offering Memorandum, as the case may be, the Target REIT promptly shall inform the Company and assist in the preparation, filing (if necessary), dissemination of such amendment or supplement.

ARTICLE 5   COVENANTS

      5.1 Conduct of Business. Prior to the Effective Time, or the earlier termination of this Agreement, the Company and each Target REIT shall (i) carry on its business in the ordinary course in substantially the same manner as previously conducted, (ii) use its reasonable efforts to preserve intact its present business organization and goodwill, (iii) maintain permits, licenses and authorizations, (iv) preserve its relationships with third parties and (v) take all actions necessary to continue to qualify as a REIT, including, without limitations, the payment of dividends.

      5.2 Other Actions. Neither the Company nor any Target REIT shall take or omit to take any action that would result in any of the representations and warranties of the Company or such Target REIT, respectively, made in or pursuant to this Agreement becoming untrue or incomplete, in any of the covenants and agreements of the Company or such Target REIT, respectively, being breached, or in any of the conditions to the Closing not being satisfied; provided, however, that nothing in this Agreement shall be construed to prohibit or restrict the ability of the Company or any Target REIT to declare and/or pay, consistent with past practice and custom, to the Company Stockholders or the Target REIT Stockholders, as the case may be, dividends in respect of operations (collectively, the "Dividends") through the Closing Date, each in accordance with the terms of the distributing entity's organizational documents, each as amended to date; provided, further, that upon the Effective Date, the Company shall assume the obligation to pay any dividend declared but not paid by a Target REIT prior to the Effective Date.

      5.3 Approval of Company Stockholders and Target REIT Stockholders. Promptly following the execution of this Agreement, (i) the Company shall prepare and file a Proxy Statement with the Securities and Exchange Commission, and shall as promptly as practicable thereafter distribute the Proxy Statement to the Company Stockholders, and (ii) the Company, together with the Target REITs, shall distribute a Consent Solicitation/Offering Memorandum to the Target REIT Stockholders, asking the Company Stockholders and the Target REIT Stockholders, respectively, to vote upon the adoption of this Agreement and the Mergers. The Proxy Statement shall contain the recommendation of the Company Board that the Company Stockholders approve the adoption of this Agreement and the Mergers. The Consent Solicitation/Offering Memorandum shall contain the recommendation of the Target Boards of Directors that the Target REIT Stockholders approve the adoption of this Agreement and the Mergers. Each of the Company Board and the Target Boards of Directors, subject to and in accordance with applicable law, shall use its respective reasonable best efforts to obtain such approval described in this Section 5.3, including without limitation, by timely mailing the Proxy Statement to the Company Stockholders or the Consent Solicitation/Offering Memorandum to the Target REIT Stockholders of its respective corporation.

      5.4 Consents and Approvals. The Company and the Target REITs shall each use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, to obtain in a timely manner all necessary consents, waivers, approvals, authorizations and orders and to make all necessary registrations and filings, and otherwise to satisfy or cause to be satisfied all conditions precedent to its obligations under this Agreement.

ARTICLE 6   CONDITIONS TO EACH PARTY'S OBLIGATIONS TO EFFECT THE MERGERS.

            The respective obligations of the parties hereto to consummate the Mergers pursuant to the terms of this Agreement are subject to satisfaction of the following conditions precedent on or prior to the Closing Date. In the event that one or more of these conditions are not satisfied on or prior to the Closing Date, the party or parties whose obligations hereunder are subject to the satisfaction of such condition or conditions may either elect to terminate this Agreement or waive the satisfaction of such condition. The conditions are:

            (a) this Agreement and the Mergers shall have been approved by a majority in interest of the Company Stockholders and of the Target REIT Stockholders of each Target REIT other than a Target REIT with respect to which this Agreement has been terminated in accordance with Section 8.2(b);

            (b) (i) the number of Target REIT Stockholders who the Company does not reasonably believe are not Accredited Investors (as defined in Rule 501(a) of Regulation D of the Securities Act of 1933, as amended) shall not exceed 35 and (ii) each such non Accredited Investor has, either alone or with his/her/its purchase representative, such knowledge and experience in business and financial matters that he/she/it is capable of evaluating the merits of risks of the Common Stock;

            (c) all necessary consents, waivers, approvals, authorizations or orders required to be obtained and the making of all filings required to be made by any of the parties for the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated thereby shall have been obtained or made, as the case may be, on or prior to (and remaining in effect at) the Closing Date;

            (d) there shall not have occurred any material adverse change in the overall business or prospects of any of the Company or the Target REITs or in the tax or other regulatory provisions applicable to the Company, the Target REITs or the Combined Company, and neither the Company Board nor the Target Boards of Directors shall have become aware of any facts that, in their respective reasonable judgment, have or are likely to have a material adverse effect on the Company and the Target REITs, taken as a whole, the Mergers, or the value of the Combined Company;

            (e) FSP Corp. shall have received, on or prior to the Closing Date, an opinion from Hale and Dorr LLP to the effect that the Mergers should be treated for federal income tax purposes as reorganizations within the meaning of
Section 368(a) of the Code and confirming that in all material respects, as of the Closing Date, the discussion set forth under "Material United States Federal Income Tax Considerations" in the Proxy Statement and the Consent Solicitation/Offering Memorandum, including any opinions expressed therein, to the extent that it involves matters of law, is accurate;

            (f) the President and Chief Executive Officer of the Company shall have delivered to each of the Target REITs a certificate on behalf of the Company, dated as of the Closing Date, to the effect that there have been no material adverse changes in the financial condition of the Company between the date of the most recent Company Financial Statements and the Closing Date, and the President of each of the Target REITs shall have delivered to the Company a certificate on behalf of each Target REIT, each dated as of the Closing Date, to the effect that there have been no material adverse changes in the financial condition of such Target REIT between the date of the most recent Target REIT Financial Statements for such Target REIT and the Closing Date;

            (g) there shall have been no statute, rule, order or regulation enacted or issued by the United States or any State thereof, or by a court, that prohibits the consummation of the Mergers; and

            (h) The representations set forth in Section 3 and Section 4 hereof are true and complete in all material respects.

      The conditions described in clauses (b), (c), (d) and (f), above, may be waived by either the Company or the Target REITs, as the case may be, in whole or in part if, in the opinion of either the Company or the Target REITs, as the case may be, such waiver does not materially affect the terms of the transaction.

ARTICLE 7   TERMINATION AND WAIVER

      7.1 Termination. This Agreement may be terminated, and the Mergers may be abandoned, at any time before the Closing Date, notwithstanding approval of the Mergers by the Company Stockholders and/or the Target REIT Stockholders:

            (a) by the mutual written consent of the parties;

            (b) by the Company or any Target REIT if the Mergers have not been consummated by July 31, 2003 (which date may be extended by mutual agreement of the parties);

            (c) by the Company or any Target REIT if the conditions to the Mergers set forth in Article 6 of this Agreement are not satisfied or waived.

      If a material casualty occurs with respect to the Property owned by a particular Target REIT, the Company Board has the right to terminate the Agreement with respect to such Target REIT and to consummate the Mergers with the remaining Target REITs.

      7.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1 hereof, this Agreement shall become void and there shall be no liability or obligation on the part of any party hereto or its respective affiliates, partners, directors or officers, except (i) with respect to payment of expenses as described in Section 8.3 and (ii) to the extent that such termination results from the willful breach of a party hereto of any of its representations, warranties, covenants or agreements made in or pursuant to this Agreement.

      7.3 Extension; Waiver. At any time prior to the Closing Date, the parties hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties of the other parties hereto contained herein or made in connection herewith, and (iii) waive compliance with any of the agreements of the other parties hereto contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

      7.4 No Survival of Representations and Warranties. None of the representations and warranties contained in this Agreement shall survive the Closing Date.

ARTICLE 8   MISCELLANEOUS

      8.1 Assignment. The Company may not assign its rights under this Agreement without the consent of the applicable Target REIT. None of the Target REITs may assign their rights under this Agreement.

      8.2 Risk of Loss.

            (a) Risk of loss or damage to the assets owned by each Target REIT (the "Assets") by condemnation, eminent domain or similar proceedings (or deed in lieu thereof), or by fire or any other casualty, from the date hereof through the Closing Date, will be on the Target REIT owning such Assets, and thereafter will be on the Combined Company.

            (b) In the event of loss or damage to the Assets that occurs prior to the Closing Date, the applicable Target REIT shall use its best efforts to effect a timely cure of such loss or damage prior to the Closing Date. If the Target REIT is unable to effect such a timely cure, the Target REIT shall so notify the Company, and thereafter, the Company may, at its option: (i) elect to terminate this Agreement; (ii) unilaterally amend this Agreement to (A) reflect a decrease in the amount of Merger Consideration to be issued with respect to Target Stock in such Target REIT and (B) extend the term of this Agreement, and resolicit the stockholders of such Target REIT with respect to participation in the Mergers with the Merger Consideration adjusted to reflect such loss or damage; or (iii) unilaterally amend this Agreement to terminate this Agreement with respect to such Target REIT and consummate the Mergers with the remaining Target REITs.

      8.3 Fees and Expenses. The costs associated with each independent third-party appraisal of the fair market value of each Target REIT's real estate ("Appraisal") obtained by the respective Target Boards of Directors shall be paid by the Target REIT owning the real estate that is the subject of the Appraisal. All other expenses related to the Mergers and the transactions contemplated hereby, including, without limitation, consulting, legal, accounting and administrative expenses, shall be paid by the Company.

      8.4 Entire Agreement; Modifications; Amendments.

            (a) This Agreement embodies and constitutes the entire understanding between the parties with respect to the transactions contemplated herein, and all prior or contemporaneous agreements, understandings, representations and statements, oral or written, are merged into this Agreement. Except as expressly otherwise provided herein, neither this Agreement nor any provision hereof may be waived, modified, amended, discharged or terminated except by an instrument in writing signed by the party against which the enforcement of such waiver, modification, amendment, discharge or termination is sought, and then only to the extent set forth in such instrument.

            (b) Subject to applicable law, this Agreement may be amended by the Company and the Target REITs at any time prior to the filing of the Certificates of Merger with the Secretary of State of the State of Delaware and the State Department of Assessment and Taxation of the State of Maryland; provided, however, that after approval by Target REIT Stockholders holding a majority of the Target Stock of a Target REIT, without further approval of the Target REIT Stockholders of such Target REIT, no amendment may be made that alters or changes (i) the amount or kind of Merger Consideration which the Target REIT Stockholders in such Target REIT shall be entitled to receive, (ii) the certificate of organization or bylaws of such Target REIT or (iii) the terms and conditions of this Agreement, if such alteration or change would have a material adverse effect on such Target REIT Stockholders.

      8.5 Notices. All notices, demands or other writings in this Agreement provided to be given or made or sent, or which may be given or made or sent, by either party hereto to the other may be given personally or may be delivered by depositing the same in the U.S. mail, certified, return receipt requested, postage prepaid or by delivering the same to an air courier service, postage prepaid, properly addressed and sent to the address of such party as set forth below, or such other address as either party may from time to time designate by written notice to the other. Notice given by mail shall be considered effective upon the expiration of five business days after deposit. Notice given in any other manner shall be effective only if and when received by the addressee.

      If to the Company:

            Franklin Street Properties Corp.
            401 Edgewater Place, Suite 200
            Wakefield, Massachusetts 01880
            Attention:  George J. Carter
            President and Chief Executive Officer
            Fax:  (800) 950-6288
      with a copy to:

            Hale and Dorr LLP
            60 State Street
            Boston, Massachusetts 02109
            Attention:  Kenneth A. Hoxsie, Esq.
            Fax: (617) 526-5000

      If to a Target REIT:

            c/o Franklin Street Properties Corp.
            401 Edgewater Place, Suite 200
            Wakefield, Massachusetts 01880
            Attention:  George J. Carter, President
            Fax:  (800) 950-6288

      with a copy to:

            Hale and Dorr LLP
            60 State Street
            Boston, Massachusetts 02109
            Attention:  Kenneth A. Hoxsie, Esq.
            Fax: (617) 526-5000

      8.6 Interpretation. Words of any gender used in this Agreement shall be held and construed to include any other gender, and words of a singular number shall be held to include the plural and vice versa, unless the context requires otherwise.

      8.7 Captions. The captions used in this Agreement are for convenience only and shall not be deemed to construe or to limit the meaning of the language of this Agreement.

      8.8 Counterparts. This Agreement may be executed in any number of identical counterparts. If so executed, each of such counterparts is to be deemed an original for all purposes, and all such counterparts shall collectively constitute one agreement, but in making proof of this Agreement it shall not be necessary to produce or account for more than one such counterpart.

      8.9 Binding Effect. Subject to the restrictions on assignment contained in
Section 8.1 hereof, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns.

      8.10 Attorneys' Fees. Subject to the requirements of Section 8.12 hereof, should any party hereto employ an attorney or attorneys to enforce any of the provisions hereof or to protect its interest in any manner arising under this Agreement, or to recover damages for the breach hereof, the nonprevailing party or parties in any action pursued in courts of competent jurisdiction (the finality of which action is not legally contested) agrees to pay to the prevailing party or parties all reasonable costs, damages and expenses, including attorneys' fees, expended or incurred in connection therewith; provided, however, that if more than one item is disputed and the final decision is against each party as to one or more of the disputed items, then such costs, expenses and attorneys' fees shall be apportioned in accordance with the monetary values of the items decided against each party.

      8.11 No Waiver; Severability. The failure of any party hereto to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, and shall in no way affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to be a waiver of any other or subsequent breach. If any provision of this Agreement, or the application thereof to any person or circumstances shall, for any reason and to any extent, be invalid or unenforceable, but the extent of the invalidity or unenforceability does not destroy the basis of the bargain between the parties as contained herein, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected thereby but rather shall be enforced to the greatest extent permitted by law.

      8.12 No Joint and Several Liability. If one of the Target REITs defaults under, or is in breach of, any of its representations, warranties or covenants contained in this Agreement, such Target REIT shall be accountable to the Company and shall be liable for the damages caused by such default or breach as provided in this Agreement. Each Target REIT hereunder has undertaken obligations and made representations, warranties, disclosures and covenants herein and in and pursuant to the exhibits hereto solely with respect to itself and the Property owned by it. Nothing contained herein, however, is intended to make any of the Target REITs jointly and severally liable for the default or breach by any of the other Target REITs, and with respect to any such default and breach such shall be solely the obligation and responsibility of the Target REIT responsible for the default or breach.

      8.13 Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.


                       [Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, this Agreement has been executed by each of the parties as of the date first set forth above.


                                        COMPANY:

                                        FRANKLIN STREET PROPERTIES CORP.

                                        By: /s/ George J. Carter
                                            ----------------------------
                                            Name:  George J. Carter
                                            Title:  President and Chief
                                                    Executive Officer


                                        TARGET REITS:

                                        FSP FOREST PARK IV CORP.

                                        By: /s/ George J. Carter
                                            ----------------------------
                                            Name:  George J. Carter
                                            Title:  President


                                        FSP GAEL APARTMENTS CORP.

                                        By: /s/ George J. Carter
                                            ----------------------------
                                            Name:  George J. Carter
                                            Title:  President


                                        FSP GOLDENTOP TECHNOLOGY CENTER CORP.

                                        By: /s/ George J. Carter
                                            ----------------------------
                                            Name:  George J. Carter
                                            Title:  President


                                        FSP CENTENNIAL TECHNOLOGY CENTER CORP.

                                        By: /s/ George J. Carter
                                            ----------------------------
                                            Name:  George J. Carter
                                            Title:  President

                                        FSP MEADOW POINT CORP.

                                        By: /s/ George J. Carter
                                            ----------------------------
                                            Name:  George J. Carter
                                            Title:  President


                                        FSP TIMBERLAKE CORP.

                                        By: /s/ George J. Carter
                                            ----------------------------
                                            Name:  George J. Carter
                                            Title:  President


                                        FSP FEDERAL WAY CORP.

                                        By: /s/ George J. Carter
                                            ----------------------------
                                            Name:  George J. Carter
                                            Title:  President


                                        FSP FAIR LAKES CORP.

                                        By: /s/ George J. Carter
                                            ----------------------------
                                            Name:  George J. Carter
                                            Title:  President


                                        FSP NORTHWEST POINT CORP.

                                        By: /s/ George J. Carter
                                            ----------------------------
                                            Name:  George J. Carter
                                             Title:  President


                                        FSP TIMBERLAKE EAST CORP.

                                        By: /s/ George J. Carter
                                            ----------------------------
                                            Name:  George J. Carter
                                             Title:  President

                                        FSP MERRYWOOD APARTMENTS CORP.

                                        By: /s/ George J. Carter
                                            ----------------------------
                                            Name:  George J. Carter
                                            Title:  President

                                        FSP PLAZA RIDGE I CORP.

                                        By: /s/ George J. Carter
                                            ----------------------------
                                            Name:  George J. Carter
                                            Title:  President

                                        FSP PARK TEN CORP.

                                        By: /s/ George J. Carter
                                            ----------------------------
                                            Name:  George J. Carter
                                            Title:  President